Exhibit (11)

750 E. PRATT STREET SUITE 900 BALTIMORE, MD 21202 T 410.244.7400 F 410.244.7742 www.Venable.com

February 18, 2025

Tortoise Capital Series Trust

6363 College Boulevard, Suite 100A

Overland Park, Kansas 66211

Re:	Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as Maryland counsel to Tortoise Capital Series Trust, a Maryland statutory trust registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company (the “Company”), in connection with the registration of shares (the “Pipeline Shares”) of beneficial interest, $0.001 par value per share, of the Company, classified and designated as shares of Tortoise North American Pipeline Fund, a series of the Company (the “Acquiring Pipeline Fund”), and the registration of shares (the “Water Shares” and, together with the Pipeline Shares, the “Shares”) of beneficial interest, $0.001 par value per share, of the Company, classified and designated as shares of Tortoise Global Water Fund, a series of the Company (the “Acquiring Water Fund” and, together with the Acquiring Pipeline Fund, the “Acquiring Funds”), to be issued pursuant to the Agreement and Plan of Reorganization (the “Plan”), by and between the Company, separately on behalf of each of the Acquiring Funds, and Managed Portfolio Series, a Delaware statutory trust (the “Target Trust”), separately on behalf of each of Tortoise North American Pipeline Fund, a series of the Target Trust (the “Target Pipeline Fund”), and Tortoise Global Water ESG Fund, a series of the Target Trust (the “Target Water Fund” and, together with the Target Pipeline Fund, the “Target Funds”), relating to the acquisition of the assets and liabilities of the Target Funds by the Acquiring Funds. The offering of the Shares is covered by the above-referenced Registration Statement (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “1933 Act”), on or about the date hereof.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.       The Registration Statement and the Joint Proxy Statement and Prospectus included therein, substantially in the form transmitted to the Commission under the 1933 Act;

2.       The certificate of trust of the Company (the “Certificate”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

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3.       The Fourth Amended and Restated Declaration of Trust of the Company (the “Declaration of Trust”), certified as of the date hereof by an officer of the Company;

4.       The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

5.       The Plan, in the form included in the Registration Statement;

6.       A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

7.       Resolutions (the “Resolutions”) adopted by the Board of Trustees of the Company relating to the authorization of the issuance of the Shares and the approval of the Plan, certified as of the date hereof by an officer of the Company;

8.       A certificate executed by an officer of the Company, dated as of the date hereof; and

9.       Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.       Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2.       Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.       Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.       All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

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Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1.       The Company is a statutory trust duly formed and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.       The issuance of the Shares has been duly authorized and, when and if issued and delivered against payment therefor in accordance with the Resolutions, the Plan and the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the 1940 Act or other federal securities laws, or state securities laws, including the securities laws of the State of Maryland.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP